                                SUPPLY AGREEMENT

       THIS SUPPLY AGREEMENT ("Supply Agreement"), entered into this 29th day of December, 1999, is made by and between Dal-Tile Corporation, a Pennsylvania corporation ("Dal-Tile"), and Wold Talc Company, Inc., a Wyoming corporation ("Wold").

                                  INTRODUCTION

       WHEREAS, Wold desires to sell to Dal-Tile talc for use in products manufactured by Dal-Tile or any of its affiliates or subsidiaries.

       WHEREAS, Dal-Tile desires to purchase from Wold talc for use in products manufactured by Dal-Tile or any of its affiliates or subsidiaries.

       NOW, THEREFORE, in consideration of the premises and covenants contained herein, the receipt and sufficiency of which is acknowledged by the parties, Wold and Dal-Tile hereby agree as follows:

       1.     DEFINITIONS.

       (a) As used in this Supply Agreement, the terms "Wold," "Dal-Tile," "Agreement," and "Effective Date" shall have the meanings indicated above.

       (b) As used in this Supply Agreement, all other capitalized terms shall have the meanings assigned such terms below:

              (i) "Additional Supply Requirement" shall mean that Product needed and ordered by Dal-Tile during each Annual Period of the Term in excess of the Minimum Supply Requirements.

              (ii) "Annual Period" shall mean the period from January 1 through December 31 of the specified year of the Term.

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              (iii)  "Annual Shortfall" shall refer to that portion of the
                     Minimum Supply Requirement that Dal-Tile has not ordered or paid for in a specified Annual Period.

              (iv) "Average Monthly Consumption" shall mean Dal-Tile's monthly average purchase of Product during the immediately preceding 12 months but not to exceed Dal-Tile's projected supply requirements for the next 12 months. For the first 12 month period of the Term, Dal-Tile's Average Monthly Consumption shall be based on Dal-Tile's consumption of the Product for the 12-month period prior to the Effective Date of this Supply Agreement that Dal-Tile represents is 13,000 tons of Product per month.

              (v) "Confidential Information" shall have the meaning assigned to such term in Section 10 below.

              (vi)   "Effective Date" shall be January 1, 2000.

              (vii) "Inventory Reports" shall mean the monthly reports made by Wold pertaining to Wold's inventory of Product in stockpiles at Wold's facilities, including the Premises.

              (viii) "Minimum Supply Requirement" shall mean no less than
                     125,000 tons of the Product during each Annual Period.

              (ix) "New Plant" shall mean a tile plant that was not operated by Dal-Tile or any affiliate or division thereof prior to the Effective Date.

              (x) "Plants" shall refer to the three tile plants presently owned or operated by Dal-Tile located at Monterrey, Mexico; El Paso, Texas; and Dallas, Texas.

              (xi) "Premises" shall refer to the mining operations (including all mineral leases, real property rights and interests, plant and equipment used in the mining operation) in Hudspeth County, Texas, that were purchased by Wold from Dal-Tile concurrently herewith and that are more particularly described in Exhibit C hereto.

              (xii)  "Product" will mean talc meeting the Specifications.

              (xiii) "Specifications" will mean the specifications and
                     requirements for the Product described in Exhibit A, as amended, supplemented, or modified from time to time, in writing, by mutual agreement of Wold and Dal-Tile. The Specifications have been initially determined and agreed to by Frank A. Alsobrook, consultant to Dal-Tile.


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              (xiv)  "Supply Requirement Notification" shall mean the forecasted supply of Product needed and anticipated to be ordered by Dal-Tile for the specified Annual Period, both in annual aggregate and on a monthly basis.

              (xv)   "Term" will have the meaning assigned to such term in
                     Section 2 hereof.

       2.     TERM.

       The initial term of this Supply Agreement (the "Initial Term") will run from the Effective Date for a period of ten (10) years through December 31, 2009. The Initial Term shall renew automatically for four (4) successive five
(5) year terms upon the same terms and conditions of this Supply Agreement (except as otherwise provided herein) unless written notice of intention not to renew is provided by Dal-Tile at least one year prior to the end of any Term. Unless otherwise indicated, all references herein to the "Term" shall include the Initial Term and each renewal thereof that becomes effective pursuant to this section 2.

       3.     SUPPLY AND PRODUCTION.

       (a)    SUPPLY REQUIREMENTS AND OPTIONS:   Subject to the provisions of
Section 7(a) of this Supply Agreement, Wold and Dal-Tile agree as follows:

              (i) MINIMUM SUPPLY AND PURCHASE REQUIREMENTS: Wold will guarantee that it will sell and deliver to Dal-Tile as provided in this Supply Agreement the Minimum Supply Requirement for each Annual Period of the Term. Dal-Tile guarantees that it shall purchase and/or accept delivery from Wold of the Minimum Supply Requirement during each Annual Period of the Term.

              (ii)   ADDITIONAL SUPPLY AND PURCHASE REQUIREMENTS FOR THE PLANTS:
       For each Annual Period, Dal-Tile agrees that it shall purchase from Wold all Product needs that it has for the Plants, including those supply requirements created by any expansion of such Plants. Wold agrees that it shall supply and sell to Dal-Tile such additional Product requirements provided that (1) Dal-Tile shall not be entitled to resell, transfer or trade


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       additional Product without Wold's written consent, (2) Wold's obligations to supply additional Product under this Section 3(a)(ii) shall not exceed 125,000 tons for each Annual Period (in addition to the Minimum Supply Requirement for such Annual Period), and (3) additional requirements for any Annual Period do not exceed by more than 25% the annual amount of Product specified in Supply Requirement Notification for such Annual Period unless waived by Wold. On or before October 1st of the year before the next Annual Period, Dal-Tile shall provide Wold with its Supply Requirement Notification; provided, for the initial Annual Period, Dal-Tile shall provide its Supply Requirement Notification on or before January 31, 2000. Dal-Tile agrees to use its best efforts to inform Wold of any changes in the Supply Requirement Notification, and, upon receipt thereof by Wold, such revised Supply Requirement Notification shall be the Supply Requirement Notification for the Annual Period covered thereby.

              (iii)  ADDITIONAL SUPPLY AND PURCHASE REQUIREMENTS FOR NEW PLANTS:
       During the Term of this Supply Agreement, Dal-Tile and Wold agree they shall cooperate in anticipating Dal-Tile's needed supply for any New Plant ("New Plant Supply Needs") and providing such supply at market prices by Wold. The provisions of this section are intended to provide a formal mechanism for determining and providing supply under those conditions. However, nothing in this section prohibits Wold and Dal-Tile from voluntarily utilizing other methods to accomplish those ends in a more efficient manner.

              For any New Plant, Dal-Tile and Wold agree that they shall attempt to determine if New Plant Supply Needs can be furnished at the price as provided in section 5.b or at some other selected price ("New Plant Contract Price"). If Dal-Tile and Wold agree that the New Plant Contract Price shall be used, this Supply Agreement shall be amended to provide the New Plant Supply Needs shall be part of this Supply Agreement at the New Plant Contract Price.

              If Dal-Tile and Wold cannot agree upon a New Plant Contract Price for New Plant Supply Needs, Dal-Tile agrees that it shall grant to Wold an irrevocable, exclusive


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       right of first refusal to supply all Product needs for the New Plant in question upon the following terms and conditions. If Dal-Tile receives a bona fide third party offer to sell talc to a New Plant (each, a "New Plant Proposed Transaction"), Dal-Tile shall first deliver to Wold written notice (a "New Plant First Refusal Notice") specifying (i) the aggregate amount of consideration and the form of such consideration, which consideration shall include freight costs (the "New Plant Offer Price"), and (ii) all other material terms of the Proposed Transaction, along with a true and correct copy of the written offer from the third party (the "New Plant Sale Document"). Wold shall have a period of fifteen (15) days following receipt of the First Refusal Notice (the "New Plant Notice Period") to elect to exercise its right to supply Dal-Tile's Product needs for the New Plant upon the same terms and conditions as are set forth in the New Plant Sale Document by delivering written notice of such election (the "New Plant Exercise Notice") to Dal-Tile.

              If Wold does not timely exercise its right to supply Product to a New Plant under this Section 3(a)(iii) or fails to provide the Product, Wold's rights under this Section 3(a)(iii) shall conditionally terminate as to the specified Proposed Transaction for the New Plant, and Dal-Tile may purchase Product for such New Plant for the specified order according to the New Plant Offer Price. In that case, Dal-Tile shall be free to conclude the New Plant Proposed Transaction with the third party purchaser who entered into the New Plant Sale Document (but not to any other party or person) on substantially the same material terms and conditions as are contained in the New Plant Sale Document, provided such New Plant Proposed Transaction is consummated within 30 days following the expiration of the New Plant Notice Period. If Dal-Tile does not consummate the New Plant Proposed Transaction within such 30-day period on substantially the same material terms and conditions as are contained in the New Plant Sale Document, Wold's rights pursuant to the right of first refusal under this Section 3 (a)(iii) shall be revived as to the New Plant Proposed Transaction


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

              (iv)   WOLD'S INVENTORY UNDERTAKINGS:    During the Term of this
       Supply Agreement, Wold shall use its best efforts to maintain at least four (4) months inventory but in any event shall maintain not less than three (3) months of Product based upon Dal-Tile's Average Monthly Consumption. On or before the first day of each month during the term of this Supply Agreement and as part of Wold's Inventory Reports, Wold shall provide written verification to Dal-Tile of the amount of inventory of Product available at the Premises.

       (b)     DAL-TILE'S PLACEMENT OF ORDERS:   No later than fifteen (15) days
prior to the beginning of any month during the Term of this Supply Agreement (or no later than five (5) days after the Effective Date for the first month of the
Term), Dal-Tile shall place orders for the Product with Wold for the deliveries to be made on a weekly basis during the following month. In all orders by Dal-Tile for the Product, Dal-Tile will specify the quantity ordered and the required delivery date.

       (c)    DELIVERY OF PRODUCT:        Wold will deliver Product in amounts
necessary to fill all of Dal-Tile's orders as provided above. All deliveries will be FOB loaded on the railcar in Allamore, Texas, via common carriers acceptable to Dal-Tile, or as otherwise specified by Dal-Tile. Wold shall be responsible for the cleaning of all railcars used under this Supply Agreement; provided, that if any railcar supplied by the rail carrier is damaged or requires unreasonable efforts to clean, Wold shall notify Dal-Tile of the condition of such railcar and the extra costs associated with its cleaning.
With Dal-Tile's prior consent, Wold may accomplish additional cleaning and shall be reimbursed for such cleaning expenses by Dal-Tile. In that case, Wold shall cooperate in Dal-Tile's efforts to seek reimbursement of the additional cleaning expense from the responsible railcar supplier.

       (d)    TITLE AND RISK OF LOSS:     Title to Product and risk of loss
shall pass to Dal-Tile upon completion of loading of each railcar or truck and placement in readiness for haulage.


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

       4.     PRODUCT SPECIFICATIONS.

       (a) SUBMISSION OF MINING PLAN BY WOLD: All Product will be produced and delivered in conformance with (1) the Specifications and (2) the terms and conditions of this Supply Agreement. Prior to each Annual Period during the Term of this Supply Agreement, Wold shall submit to Dal-Tile, for Dal-Tile's reference, Wold's mining plan sufficient to meet Dal-Tile's supply needs for the Annual Period as projected in the Supply Requirement Notification; provided, however, Wold shall submit its mining plan on or before March 31, 2000 for the initial year of the Term.

       (b)    DAL-TILE'S RIGHT OF INSPECTION:    Wold will provide Dal-Tile with
Inventory Reports. Wold shall provide Dal-Tile with reasonable opportunity to inspect the Product for which Inventory Reports are provided. In its Mining Plan, Wold shall prepare blended stockpiles of talc that shall meet Specifications. The stockpiles will be sampled according to sampling procedures in the Specifications. Stockpile samples and results of Wold's testing of those samples will be forwarded to Dal-Tile for evaluation and approval. If Dal-Tile wishes, it may further test the samples at its own cost. If the Specifications are not met, additional talc will be added so as to assure conformance with Specifications at Wold's sole expense. Thereafter, Wold may load talc from the approved stockpiles into railcars or trucks provided by Dal-Tile as required to meet Dal-Tile's supply orders.

       If Wold does not load talc from approved stockpiles and the talc from unapproved stockpiles does not conform to the Specifications, Wold shall promptly take steps necessary to meet Specifications. In order to remedy such non-conformance, Wold shall ship at Dal-Tile's election and instructions such replacement Product (i) for blending to enable non-conforming talc to meet Specifications or (ii) for replacement of the non-conforming talc. Such additional or replacement Product shall be at Wold's cost.

       (c)    QUALITY DISPUTE:     In the event that a dispute arises between
the parties hereto with respect to any matter concerning whether the Product conforms to the Specifications, either party hereto may refer the matter in issue for final determination by the agreed expert who shall be Frank A. Alsobrook. In the event such expert is unavailable to make such final determination or unwilling to do so, the parties shall mutually agree as to another expert to be used. The parties shall use their best efforts to assist the expert, as necessary. Such expert shall make the determination within thirty (30) days after the issue is referred to the expert for final determination, and such determination shall be binding upon the parties. If either or both of the parties elect to use this provision, the costs of the expert shall be shared equally.

       (d)    WOLD'S NON-PERFORMANCE:     Subject to the provisions of Section
7(a) of this Supply Agreement, Wold agrees to the following remedies upon its non-performance to provide Product as specified in this Paragraph:

              (i)    WOLD'S AGREEMENT TO COVER:         In the event that Wold
       is unable to deliver the Product in conformance with the Specifications and the terms and conditions of this Supply Agreement, and such non-performance continues for a period in excess of fourteen (14) consecutive days after Dal-Tile's notice of non-performance, Dal-Tile may, at its option, procure the Product from an alternative source. In such event, Wold shall pay Dal-Tile, within ten (10) days after receipt of an invoice, the difference between the commercially reasonable replacement price (plus freight) paid by Dal-Tile and the Price (as set forth in Exhibit B) plus freight.

              (ii) DAL-TILE'S RIGHT TO REPURCHASE: Dal-Tile shall have the further remedy for non-performance as provided in this section 4(d)(ii). In the event that Wold is unable to deliver the Minimum Supply Requirement of the Product in conformance with the Specifications and such non-performance continues for a period in excess of sixty (60) days after Dal-Tile's notice of non-performance and further provided Wold has not furnished alternative supplies of the Product to fulfill the Minimum Supply Requirements, Dal-Tile may, at its option, exercisable by written notice to Wold within thirty (30) days after the expiration of the foregoing 60-day period, terminate its


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       obligations under this Supply Agreement and/or purchase the Premises upon the following terms and conditions:

              (1)    If Dal-Tile elects to purchase the Premises under this
                     section 4(c), the purchase price to be paid shall be an amount equal to the purchase price paid for the Premises by Wold to Dal-Tile pursuant to the Purchase and Sale Agreement dated December 21, 1999 (the "Purchase Agreement"), LESS an amount equal to (i) the percentage of talc reserves produced and taken from the Premises (except the Loyce Nos. 1 and 2 Mining Claims) by Wold from and after the Effective Date through the time of Dal-Tile's purchase pursuant to the terms of this section, and (ii) the percentage of talc reserves located on or under any part of the Leases and the Mining Claims (as such terms are defined in Exhibit C hereto) that Dal-Tile acquires (or that Dal-Tile does not elect to acquire) in accordance with section 12(l) (except the Loyce Nos. 1 and 2 Mining Claims) from and after the Effective Date through the time of Dal-Tile's purchase pursuant to the terms of this section. For the sole purpose of the foregoing provisions, the parties hereby agree that the proven talc reserves as of the Effective Date are nine million (9,000,000) tons for all of the Premises except the Loyce Nos. 1 and 2 Mining Claims.

              (2) The closing of the purchase of the Premises by Dal-Tile shall be held at the offices of Dal-Tile, 7834 C.F. Hawn Freeway, Dallas, Texas 75217, on the date that is forty-five (45) days after the date of Dal-Tile's election to purchase the Premises hereunder, or on such earlier date or at such other place as Dal-Tile may designate by written notice to Wold. At the closing, (i) Wold shall convey the Premises to Dal-Tile by general warranty deed (or, in the case of mineral leases, by assignment with covenants of general


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                     warranty, and in the case of equipment and other personal
                     property, by bill of sale with covenants of general warranty), subject only to the same title exceptions to which the Premises were subject when they were sold by Dal-Tile to Wold, (ii) Dal-Tile shall pay the purchase price to Wold in cash, and (iii) Wold and Dal-Tile shall execute and deliver such other instruments and take such other actions as are reasonably necessary to consummate the sale and purchase of the Premises and vest title to the Premises in Dal-Tile.

              (3) At any time and from time to time prior to the closing of Dal-Tile's repurchase of the Premises, Dal-Tile shall have the right and license to enter reasonably upon the Premises and commence the operation and production of the Product to assure production and delivery of the Product to Dal-Tile in conformance with the Specifications.

              (4) Dal-Tile shall be entitled to recover all damages incurred by Dal-Tile due to the loss of production and/or defective Product delivered by Wold before Dal-Tile's election to repurchase the Premises; provided that if Dal-Tile exercises its election to repurchase the Premises, Wold shall have no further obligations under this Supply Agreement except such claims for damages.

       5.     INVOICE AND PAYMENT.

       (a) WOLD'S INVOICE AND PAYMENT: During the Term, Wold shall invoice Dal-Tile monthly (or, at Wold's option, semi-monthly) for the Product delivered during such month, or semi-monthly period, as applicable. The invoice shall set forth the quantities of Product delivered in accordance with this Supply Agreement, the Price for such Product (determined in accordance with Exhibit B hereto), and the destination of such Product. Each invoice will be due


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and payable by wire transfer within thirty (30) days after Dal-Tile's receipt of such invoice. In the event Dal-Tile disputes any portion of the billed amount, the disputed portion need not be paid until the parties resolve the dispute, at which time Dal-Tile shall pay the determined amount, together with interest at 1 % per each month that the disputed portion was not paid.

       (b) PRICE DETERMINATION: Wold shall invoice Dal-Tile at the price ("Price") for the Product calculated in accordance with Exhibit B.

       (c)    PAYMENT FOR MINIMUM SUPPLY REQUIREMENT NOT TAKEN :      Following
the end of each Annual Period, Wold shall invoice Dal-Tile for the Annual Shortfall at the Price as determined in section 5(b). Dal-Tile shall pay the invoice as provided in section 5(a). Wold shall not be required to provide Product for the Annual Shortfall.

       6.     INSPECTION, QUALITY CONTROL, COST CONTROL AND INFORMATION

       (a)    WOLD'S MAINTENANCE OF RECORDS:     Throughout the Term and for
three years after the termination or expiration of this Supply Agreement for any reason, Wold shall keep and maintain full, complete, and detailed records of its operations under this Supply Agreement. Subject to Section 10 below, Wold will provide Dal-Tile and its representatives from time to time, as reasonably requested by Dal-Tile, access during normal working hours to all books, records and documentation relevant to quality control processes and checks in order for Dal-Tile or its representatives to audit and verify records regarding, and to inspect the operations related to, the production and delivery of Product in accordance with this Supply Agreement. Such access will be exercised in such a manner as to avoid unreasonable interference with operations. Each party in an audit shall be responsible for its own costs. In the event of quality disputes, Wold shall have the right to audit Dal-Tile's quality control process, records and documentation related to delivery of the Product.


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       (b)    SAMPLE SUBMISSIONS:  As reasonably requested by Dal-Tile, Wold will submit samples of Product (in quantities reasonably acceptable to Dal-Tile to allow it to test the Product) to Dal-Tile at no cost to Dal-Tile. The samples of the Product shall be submitted in the form to be delivered to Dal-Tile pursuant to the terms of sections 3 and 4 of this Supply Agreement.

       7.     FORCE MAJEURE; DEFAULT.

       (a)    FORCE MAJEURE:       Non-performance or delays by either party in
the performance of its obligations under this Supply Agreement will be excused if due to any cause beyond that party's reasonable control, including by way of example only and not limitation, acts of God, governmental laws, rules, or regulations, wars, fires, or the elements; provided, however, that such party will be excused from its obligations under this Supply Agreement only (i) to the extent and for the period in which such cause delays or prevents performance,
(ii) if such party immediately notifies the other party of any such actual or anticipated nonperformance, and (iii) if such party, in cases where the non-performance is curable or its adverse impact on the other party could be reduced under any reasonable available means (such as, by way of example only and not limitation, shifting or using additional sources of production or arranging for alternative transportation), immediately uses its best efforts, including taking all economically reasonable action necessary, to rectify such barrier to its performance and permit such party to fully perform as soon as possible. Upon Dal-Tile's approval, Wold shall be permitted to make up Product not produced pursuant to this section 7 provided Dal-Tile has not procured Product from an alternative source in the interim.

       (b)    DEFAULT NOT EXCUSED BY PARAGRAPH 7(a):    If either party defaults
in the performance of its obligations under this Supply Agreement and such default is not excused under Paragraph 7(a), the non-defaulting party immediately will notify the defaulting party of such default and the time to cure such default, which time will be 30 days (except a default, in the production and delivery of Product in accordance with the Specifications, which shall be as


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set forth in section 4 herein), after the defaulting party receives such notice of the default. If the default continues uncorrected beyond the specified time period, the non-defaulting party will be entitled to give written notice of its intent to terminate this Supply Agreement if the default is not cured within three days after such second notice. If the default is not cured within three days after such second notice, this Supply Agreement may be terminated at the option of the non-defaulting party. The termination of this Supply Agreement in whole or in part pursuant to this Section 7(b) will not relieve either party from the obligations in this Supply Agreement which survive termination and will not preclude any party from recovering damages resulting from the breach of this Supply Agreement by the other party, and no pursuit or exercise of any right or remedy by any party shall preclude pursuit or exercise of any other right or remedy available to such party; provided, however, that if Dal-Tile exercises its right under sections 4(d)(ii), 11(c) and 12(l) of this Supply Agreement, it shall have the right to specifically enforce the provisions of sections 4(d)(ii), 11(c) and 12(l) but shall have no other remedy available to it for any breach of the Supply Agreement except as provided in such sections.

       (c) NO ESTOPPEL OR WAIVER:No failure by any party to exercise any right given in this Supply Agreement or to insist on strict compliance by the other party of any obligation under this Supply Agreement will constitute a waiver of the party's right to later demand exact compliance with the terms of this Supply Agreement.

       (d)    LIMITED SURVIVAL OF RIGHTS, OBLIGATIONS AND CAUSES OF ACTION:
Upon termination of this Supply Agreement except pursuant to sections 4(d)(ii) of this Supply Agreement, all right, obligations, and causes of action accruing hereunder prior to such termination shall survive, and the provisions of this Supply Agreement shall continue to be controlling for the purpose of determining the rights of the party hereto with respect to the subject matter thereof.

       8.     INDEMNIFICATION/LIABILITY.

       (a) Wold agrees to indemnify and hold harmless Dal-Tile from and against all loss, cost, and expense (including reasonable attorney's fees, but specifically excluding consequential


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damages) arising out of claims, actions or judgments by third parties against
Dal-Tile to the extent caused by the negligence or willful misconduct of Wold.

       (b) Dal-Tile agrees to indemnify and hold harmless Wold from and against all loss, cost, and expense (including reasonable attorney's fees, but specifically excluding consequential damages) arising out of claims, actions or judgments by third parties against Wold to the extent caused by the negligence or willful misconduct of Dal-Tile.

       (c) The parties agree that (i) Dal-Tile shall remain responsible for any liability resulting from its actions as the former operator of the Premises prior to the Effective Date, and (ii) Wold shall be responsible for its actions from and after the Effective Date. The parties agree to cooperate with each other and any local, state or federal agency to minimize any environmental liability or other liability.

       (d) Wold agrees to defend and indemnify Dal-Tile for any environmental liability created by Wold's operations of the Premises. Dal-Tile agrees to defend and indemnify Wold for any environmental liability created by Dal-Tile's operations of the Premises.

       (e) If Wold has not transferred ownership of the Premises, Wold and Dal-Tile agree that work for which Dal-Tile is responsible that is necessary for environmental remediation or reclamation at the Premises shall be billed to Dal-Tile at the same rate at which Wold charges itself internally for such work if the work is performed by or on behalf of Wold.

       (f) The indemnities and liabilities under this Section 8 shall survive any termination or expiration of this Supply Agreement.

       9.     NOTICES.

       Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes:
(a) when deposited in the mail, if sent by registered or certified mail (return receipt requested); or
(b) when delivered, if delivered personally or if sent by overnight mail or overnight courier, in


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each case to the parties at the following addresses, or at such other addresses as shall be specified by like notice given at least ten (10) days prior to the effective date of such change of address:


If to Wold:     Wold Talc Company, Inc.
                Mineral Resource Center, Suite 200
                139 West Second Street
                Casper, Wyoming 82601-2462
                Facsimile: (307) 265-7336
                Attention: John S. Wold, Chairman

With a copy to:

                James A. Herickhoff, Chief Operating Officer
                5123 East County Road 52
                Fort Collins, CO 80524
                Facsimile: (970) 498-9849


If to Dal-Tile: Dal-Tile Corporation
                7834 C.F. Hawn Freeway
                Dallas, Texas 75217
                Facsimile: (214) 309-4300
                Attention: Mark A. Solls, Vice President

With a copy to:

                William R. Hanks, Vice-President
                Dal-Tile Corporation
                7834 C.F. Hawn Freeway
                Dallas, Texas 75217
                Facsimile: (214) 309-4300

The Parties agree that any notice shall also be sent by facsimile to the number indicated above or as later changed by written notice; provided that notice shall be effective if served, mailed or sent by overnight courier as provided above.

       10.    CONFIDENTIALITY.

       The parties have executed a Confidentiality Agreement of even date, that by this reference, shall become part of this Supply Agreement.


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       11.    BENEFICIARIES; ASSIGNMENT; RIGHT OF FIRST REFUSAL.

       (a)    RIGHTS OF ASSIGNMENT:       The rights, benefits, duties and
obligations under this Supply Agreement may be assigned by either party with prior written consent of the other Party which will not be unreasonably withheld. However, such assignment shall not relieve the assigning Party of its duties and obligations under the Supply Agreement should any subsequent assignee default under the Supply Agreement. Subject to the foregoing, this Supply Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided that such assignee agrees to be bound by the terms of this Supply Agreement. By way of illustration, but not limitation, any subsequent assignee of Wold shall assume the obligations found in Sections 4(d)(ii), 11(c) and 12(l) of this Supply Agreement.

       (b) INSOLVENCY AND BANKRUPTCY: No person, firm, or corporation will succeed to any of the rights of a party under this Supply Agreement by virtue of any voluntary or involuntary proceeding in bankruptcy, receivership, attachment, execution, or assignment for the benefit of creditors, or other legal process.

       (c) DAL-TILE'S RIGHT OF FIRST REFUSAL: Wold hereby grants to Dal-Tile an irrevocable, exclusive right of first refusal to purchase Wold's assets that would include the Premises or the stock of Wold upon the following terms and conditions. If there is a bona fide third party offer to purchase (1) a controlling interest in Wold, (2) the Premises or (3) all or substantially all of Wold's assets that would include the Premises (each, a "Proposed Transaction"), Wold shall first deliver to Dal-Tile a written notice (a "First Refusal Notice") specifying (i) the aggregate amount of consideration and the form of such consideration (the "Offer Price"), and (ii) all other material terms of the Proposed Transaction, along with a true and correct copy of the written offer from the third party (the "Sale Document").

       Dal-Tile shall have a period of fifteen (15) days following receipt of the First Refusal Notice (the "Notice Period") to elect to exercise its right to purchase Wold's shares or the assets being sold upon the same terms and conditions as are set forth in the Sale Document by delivering written notice of such election (the "Exercise Notice") to Wold and simultaneously depositing with Wold earnest money in the amount of $100,000, which shall be applied to the purchase price. In the event that Dal-Tile exercises its right of first refusal pursuant to this section, then within ten (10) days after Dal-Tile's election, Dal-Tile and Wold shall enter into a purchase and sale agreement upon the terms set forth in the Sale Document (except as otherwise provided herein). Any study or diligence period under such purchase and sale agreement shall be limited to thirty (30) days from the date of the Exercise Notice in order to allow Dal-Tile to update title and conduct diligence related to matters such as environmental compliance; provided that Dal-Tile shall not require more marketable title than that conveyed to Wold as part of the Purchase Agreement. Nor shall Dal-Tile require any more specific or broader representations, warranties or indemnification concerning environmental mattes than Wold required of Dal-Tile in the Purchase Agreement.

       If Dal-Tile exercises its right of first refusal under this Supply Agreement, the purchase and sale agreement shall provide for a closing date of not more than sixty (60) days following the date of the Exercise Notice. If Dal-Tile either fails to timely exercise its right of first refusal or does not timely conclude the sale with Wold, Wold shall be free to conclude the Proposed Transaction with the third party purchaser who entered into the Sale Document (but not to any other party or person) on substantially the same material terms and conditions as are contained in the Sale Document, provided such Proposed Transaction is concluded within 180 days following the expiration of the Notice Period and if concluded, Dal-Tile shall be deemed to have consented to the assignment of this Supply Agreement to such third-party purchaser. In the case of assignment, the transferee shall assume all of the transferor's obligations under this Supply Agreement and Dal-Tile's right of first refusal under this section shall be continuing and remain in effect as to each Proposed Transaction arising during the Term of this Supply Agreement. If a Proposed Transaction is not consummated within such 180-day period on substantially the same material terms and conditions as are contained in the Sale Document, Dal-Tile's rights pursuant to the right of first refusal shall be revived. For purposes of this Section 1l(c), a bona fide third party offer for Wold to sell, indirectly or directly, controlling interest in Wold shall be deemed a "Proposed Transaction" hereunder and shall trigger Dal-Tile's right of first refusal under this Section 1l(c).

       12.    MISCELLANEOUS.

       (a)    SEVERABLE CONDITIONS.       If any provision of this Supply
Agreement is held to be void, invalid, or unenforceable, such provision will be construed as severable and will not in any way affect or render void, invalid, or unenforceable any other provision of this Supply Agreement, and this Supply Agreement will be carried out as if such void, invalid, or unenforceable provision was not a part of this Supply Agreement.

       (b)    WAIVER AND MODIFICATION.    The terms of this Supply Agreement may
not be amended, altered, waived, modified, or discharged except by an express declaration in writing on behalf of the parties by duly authorized officers and referring specifically to this Supply Agreement, and no separate oral or other written agreement which may be made between any of the parties' employees will in any way modify this Supply Agreement. Furthermore, any waiver of the requirements of this Section 12(b) likewise must be explicit and in a writing signed by a duly authorized representative of each party.

       (c)    SURVIVAL.     All of party's rights and privileges provided under
this Supply Agreement, to the extent they are fairly attributable to events or conditions occurring or existing on or prior to the expiration or termination of this Supply Agreement, will survive the expiration or termination and be enforceable by the party and its successors and assigns.

       (d)    GOVERNING LAW.       THIS SUPPLY AGREEMENT SHALL BE GOVERNED BY
 AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF TEXAS, EXCLUDING PROVISONS OF SUCH LAW REFERRING SUCH MATTERS TO THE LAW OF ANOTHER JURISDICTION.

       (e)    BINDING ARBITRATION.


              (i)    GENERAL.      Any dispute between Seller and Purchaser as
                     to the interpretation of any provision of this Purchase and Sale Agreement or the rights and obligations of any party hereunder shall be resolved through binding arbitration as hereinafter provided in Dallas, Texas. The parties agree to seek amicable resolution before submission to arbitration.

              (ii)   SELECTION OF ARBITRATOR.    If arbitration is required to
                     resolve a dispute between Seller and Purchaser, either Seller or Purchaser will notify the Dallas office of the American Arbitration Association ("AAA") and request AAA to select one person to act as the arbitrator for resolution of this dispute.

              (iii)  RULES OF ARBITRATION.       The arbitrator selected
                     pursuant to Section 12(e)(ii) will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrator may use the rules of AAA for commercial arbitration but is encouraged to adopt the rules the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrator may (1) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (2) accept evidence of property values without formal appraisals and upon such information provided by Seller and Purchaser or other persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (3) act upon his or her understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs of the issue prepared by any party, (4) limit the time for presentation of any party's case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (5) impose any other rules that the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrator (A) shall permit each side no more than two depositions (including any deposition of experts), which depositions may not exceed four hours each, one set of ten interrogatories (inclusive of sub-parts) and one set of five document requests (inclusive of sub-parts), (B) shall not permit any requests for admissions, (C) shall limit the hearing, if any, to two days, and (D) shall render his or her decision within 60 days of the filing of the arbitration.

              (iv) COSTS OF ARBITRATION. The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

              (v) AWARD OF ARBITRATOR. Any award made by the arbitrator shall be binding on Seller, Purchaser and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

              (vi) GOVERNING LAW; ACTUAL DAMAGES; ETC. In reaching any determination or award, the arbitrator will apply the laws of the State of Texas, excluding provisions of such law referring such matters to the law of another jurisdiction. The arbitrator's award will be limited to actual damages and will not include punitive or exemplary damages. Nothing contained in this Purchase and Sale Agreement will be deemed to give the arbitrator any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Purchase and Sale Agreement. All privileges under state and federal law, including, without limitation, attorney-client, work product and party communication privileges, shall be preserved and protected. All experts engaged by a party must be disclosed to the other party within 14 days after the date of notice and demand for arbitration is given.

       (f)    DESCRIPTIVE HEADINGS.       The descriptive headings of the
Sections in this Supply Agreement are inserted for convenience only and do not constitute a part of this Supply Agreement.

       (g) COUNTERPARTS. This Supply Agreement may be executed in two original counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument representing the agreement of the parties.

       (h) ENTIRE AGREEMENT; EXHIBITS. This Supply Agreement, together with the Purchase and Sales Agreement and Confidentiality Agreement, supersede all former agreements, understandings, communication, and negotiations between the parties relating to any and all of the matters for which provision is made under this Supply Agreement. The following Exhibits are incorporated by reference; Exhibit A - Product; Exhibit B - Price; and Exhibit C - Premises.

       (i) INDEPENDENT CONTRACTORS. The parties hereto agree that each is acting as an independent contractor and not in an employer-employee or agency relationship with one another.

       (j)    ATTORNEYS' FEES.     In the event of arbitration between the
parties in connection with this Supply Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the non-prevailing party.

       (k)    MEMORANDUM OF AGREEMENT.    Concurrently with the full execution
and delivery of this Supply Agreement, the parties hereto shall execute, acknowledge, and record in the Real Property Records of Hudspeth County, Texas, a memorandum of this Supply Agreement containing the terms of Dal-Tile's purchase option under section 4(c), Dal-Tile's right of first refusal under section 11(c), Dal-Tile's right to acquire portions of the Premises under section 12(l), and such other terms of this Supply Agreement as Dal-Tile shall deem necessary to give third parties notice of Dal-Tile's purchase rights and other remedies hereunder.

       (l) MAINTENANCE OF AGREEMENTS; ENCUMBRANCES. Except as otherwise provided in this Section, Wold (i) shall timely comply with the terms and conditions of, and timely pay and perform all obligations of the lessee under, all mineral leases, easements or surface use agreements that are part of the Premises as assumed by Wold under the Purchase Agreement, (ii) shall maintain all such mineral leases, easements or surface use agreements that are part of the Premises as assumed by Wold under the Purchase Agreement in full force and effect, (iii) without the prior written consent of Dal-Tile, shall not modify or amend such mineral leases that would adversely affect the interests of Dal-Tile under this Supply Agreement or increase the obligations of the lessee or owner of the Premises, and (iv) shall not encumber the Premises or grant any person or entity any right, interest or estate in the Premises or any part thereof; provided, that Wold may grant a deed of trust and security agreement in favor of its senior lender as long as the lien thereof and the rights of the secured party thereunder are subordinate to Dal-Tile's purchase option under section 4(d) (ii), Dal-Tile's right of first refusal under section 11 (c), and Dal-Tile's right to acquire portions of the Premises under this section 12(l), and further provided that all funds due under such sections shall be paid jointly to Wold and the senior lender, if any, provided Dal-Tile has received written notice from Wold of the name and address of such senior lender. If Wold determines that the continued maintenance of a lease, easement or surface use agreement is not economically feasible, Wold shall provide notice to Dal-Tile of its determination.
Dal-Tile shall have the right to have assigned to it such lease, easement or surface use agreement for which notice has been given. Dal-Tile's election to require assignment shall be made by notice to Wold within thirty (30) days after Wold provides notice of its determination and Wold shall provide executed documents assigning or conveying its interests to Dal-Tile (with the same warranties of title and subject to the same exceptions to title as were contained in the documents under which Dal-Tile conveyed such interests to Wold pursuant to the Purchase Agreement) within thirty (30) days of such notice. Until executed conveyance documents are delivered by Wold to Dal-Tile, Wold shall maintain and keep the lease, easement or surface use agreement in full force and effect. After Wold delivers appropriate conveyance documents to Dal-Tile or if Dal-Tile does not give notification to Wold of Dal-Tile's election to have the lease, easement or surface use agreement re-assigned to Dal-Tile, Wold shall have no further duty to maintain such leases or timely pay or perform the obligations under such lease, easement or surface use agreement under this section 12(l); provided, that nothing in this section 12(l) shall release Wold from (i) Wold's obligations to supply Product to Dal-Tile and to comply with all other terms and provisions of this Supply Agreement, or (ii) Wold's obligations under any document evidencing the conveyance or assignment of such lease, easement or surface use agreement by Dal-Tile to Wold pursuant to the Purchase Agreement (provided, that nothing is this clause (ii) is intended to prevent Wold from terminating easements or surface use agreements pursuant to their terms).

       (m)    DAL-TILE'S TERMINATION OPTION.     Dal-Tile shall have the option
to terminate this Supply Agreement at any time upon one hundred eighty (180) days prior written notice to Wold, provided that the effective termination date (the "Early Termination Date") shall not be earlier than January 1, 2005. If Dal-Tile exercises its right to terminate this Supply Agreement under this section 12(m), Dal-Tile shall pay Wold the Termination Fee (as defined below) on the Early Termination Date, and the Term shall end on the Early Termination Date (without automatic renewal under section 2). As used in this Section, the "Termination Fee" shall mean:

       (i) Three million dollars ($3,000,000.00) if the Early Termination Date occurs before January 1, 2006;

       (ii) Two Million Five Hundred Thousand Dollars ($2,500,000.00) if the Early Termination Date occurs on or after January 1, 2006 but before January 1, 2007;

       (iii) Two Million Dollars ($2,000,000.00) if the Early Termination Date occurs on or after January 1, 2007 but on or before December 31, 2009; or

       (iv)   No dollars ($0.00) after December 31, 2009.

       (n) INDEMNIFICATION PROCEDURE. Any claim for indemnity under any provision in this Supply Agreement shall be made by written notice from the party seeking indemnification (the "Indemnified Party") to the party required to provide same (the "Indemnifying Party"), together with a written description of any third-party claim against the Indemnified Party, stating the nature and basis of such claim and, if ascertainable, the amount thereof. The Indemnifying Party shall have a period of thirty (30) days after receipt of such notice within which to respond thereto or, in the case of a third-party claim which requires a shorter time for response, then within such shorter period as specified by the Indemnified Party in such notice (the "Notice Period"). If the Indemnifying Party denies liability or fails to respond to the notice within the Notice Period, the Indemnified Party may defend or compromise the claim as it deems appropriate without prejudice to any of the Indemnified Party's rights hereunder, with no further obligation to inform the Indemnifying Party of the status of the claim and no right of the Indemnifying Party to approve or disapprove any actions taken in connection therewith by the Indemnified Party. If the Indemnifying Party accepts liability, it shall so notify the Indemnified Party within the Notice Period and elect either (a) to undertake the defense or compromise of such third-party claim with counsel selected by the Indemnifying Party and reasonably approved by the Indemnified Party or (b) to instruct the Indemnified Party to defend or compromise such claim. If the Indemnifying Party undertakes the defense or compromise of such third-party claim, the Indemnified Party shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any third-party claim shall be made without reasonable notice to the Indemnified Party and, unless such compromise or settlement includes a general release of the Indemnified Party in respect of the matter with no admission of liability on the part of the Indemnified Party and no constraints on the future conduct of its business, without the prior written approval of the Indemnified Party.

       (o) NO THIRD-PARTY BENEFICIARIES. This Supply Agreement is solely for the benefit of the parties hereto, their respective successors and assigns permitted under this Supply Agreement, and no provisions of this Supply Agreement shall be deemed to confer upon any other person or entity (including, without limitation, any subsequent owner of the Premises) any remedy, claim, liability, reimbursement, cause of action or other right.

       IN WITNESS WHEREOF, this Supply Agreement has been duly executed by the parties by their duly authorized respective officers as of the date noted above.


DAL-TILE CORPORATION

By:
   ---------------------------------------
Name:
     -------------------------------------
Title:
      ------------------------------------


WOLD TALC COMPANY, INC.


By:
   ---------------------------------------
Name:
     -------------------------------------
Title:
      ------------------------------------